Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS

MEDWAY, MA, April 20, 2010 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its first quarter ended March 27, 2010. Net sales for the first quarter of 2010 decreased by 10% to $26.1 million compared to $28.9 million for the corresponding 2009 period. The Company reported a net loss for the first quarter of 2010 of $0.8 million, or $0.04 per diluted share, compared to a net loss for the first quarter of 2009 of $1.4 million or $0.08 per diluted share.

John Aglialoro, CYBEX Chairman and CEO stated, “We have worked hard to increase gross profit margins and were pleased with the margin results achieved in Q1. Although purchases by the fitness club market continue to be slow, our sales and marketing efforts directed to new markets should generate incremental revenue in future quarters.”

Arthur Hicks, CYBEX President and COO stated, “CYBEX has continued to invest in R&D during these challenging economic times. That is our future and we are excited with our new product pipeline. As an example, a strength line for professional and college varsity sports teams will be introduced during the second half of 2010, which we will package with our other products to meet the needs of those customers.”

The Company will hold a conference call today at 11:30 a.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q1 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.

- FINANCIAL TABLES TO FOLLOW -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 27, 2010	March 28, 2009

Net sales	$26,116	$28,922

Cost of sales	16,650	21,023

Gross profit	9,466	7,899

As a percentage of sales	36.2%	27.3%

Selling, general and administrative expenses	10,258	9,863

Operating loss	(792)	(1,964)

Interest expense, net	322	277

Loss before income taxes	(1,114)	(2,241)

Income taxes (benefit)	(361)	(834)

Net loss	$(753)	$(1,407)

Basic and diluted net loss per share	$(0.04)	$(0.08)

Shares used in computing basic and diluted net loss per share	17,120	17,424

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 27, 2010	December 31, 2009

ASSETS

Current assets:

Cash	$6,832	$6,879

Accounts receivable, net	12,961	16,815

Inventories	11,575	10,054

Prepaid expenses and other	1,157	1,216

Deferred income taxes	5,040	5,040

Total current assets	37,565	40,004

Property and equipment, net	31,068	31,835

Deferred income taxes	9,113	8,815

Other assets	5,261	7,981

	$83,007	$88,635

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$2,415	$2,415

Accounts payable	3,786	4,436

Accrued expenses	11,082	12,046

Total current liabilities	17,283	18,897

Long-term debt	14,587	15,191

Other liabilities	8,772	11,438

Total liabilities	40,642	45,526

Stockholders’ equity	42,365	43,109

	$83,007	$88,635

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